Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Zymeworks Inc.

We consent to the incorporation by reference in the registration statement (No. 333-225556) on Form S-8 and (No. 333-234517) on Form S-3ASR of Zymeworks Inc. of our reports dated March 2, 2020, with respect to the consolidated balance sheets of Zymeworks Inc. as of December 31, 2019 and 2018, the related consolidated statements of loss and comprehensive loss, changes in redeemable convertible preferred shares and shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2019, and the related notes and the effectiveness of internal control over financial reporting as of December 31, 2019, which reports appear in the December 31, 2019 annual report on Form 10-K of Zymeworks Inc.

Our report on the consolidated financial statements refers to changes to accounting policies in 2019 due to the adoption of ASC 842 - Leases, and in 2018 due to the adoption of ASC 606 – Revenue from Contracts with Customers.

/s/ KPMG LLP

Chartered Professional Accountants

Vancouver, Canada

March 2, 2020